EXHIBIT 99.1

SOBRsafe Closes on its $3.0 Million Financing

Forges Partnership with Leading Healthcare Fund

Boulder, CO, September 29, 2021 – SOBR Safe, Inc. (OTC: SOBR) (SOBRsafe™ or the Company), providers of innovative solutions for alcohol policy management, today announced it has closed on its previously announced financing of $3 million, before deducting discounts, commissions and other estimated offering expenses, from a leading healthcare fund. The Company issued a convertible debenture in the principal amount of $3,048,780.50 and warrants to purchase up to 1,219,512 shares of common stock. The warrants have an exercise price of $2.00 per share.

“We are pleased to announce the closing of this financing, and the timing of this growth capital is opportune,” stated SOBRsafe Chairman Dave Gandini. “We are proving our technology via pilot testing and intend to initiate commercial manufacturing in October of this year. Our enrollment and reporting software system is fully developed and in daily use. SOBRsafe stands at an exciting inflection point, and we are grateful to our new financial partners for helping fuel our market launch.”

Alexander Capital, LP acted as sole placement agent on the transaction.

---

ABOUT SOBRSAFE™

The annual cost of alcohol abuse in the U.S. is $249 billion. Nearly half of all industrial accidents with injuries are alcohol-related, and workers with an alcohol problem are 270% more likely to have an accident. In response, publicly-traded SOBRsafe™ has developed a proprietary, touch-based identity verification, alcohol detection and cloud-based reporting system. The technology is transferable across innumerable form factors, including personal wearables, stationary access control and for telematics integration. A preventative solution in a historically reactive industry, it is being readied for deployment for school buses, commercial fleets, workplaces, managed care, young drivers and more. This patent-pending alcohol detection solution helps prevent an intoxicated worker from taking the factory floor, or a driver the vehicle keys. An offender is immediately flagged, and the employer (or parent, rehab sponsor, etc.) is empowered to take the appropriate corrective actions. For more information, visit www.sobrsafe.com.

Forward Looking Statement

SOBR Safe, Inc.'s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements. Forward-looking statements can be identified by use of words such as "believe," "expect," "plan," "anticipate," and similar expressions. These forward-looking statements include risks associated with changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in SOBR Safe, Inc.'s filings with the Securities and Exchange Commission, including SOBRSafe, Inc.'s most recent Annual Report on Form 10-K.

Contact SOBR Safe, Inc.:
investor.relations@sobrsafe.com